Exhibit 10.2

Dated 6 May 2019

BLACKBIRD HOLDCO S.À R.L.

and

SLAM INVESTCO S.À R.L.

and

MPP PARTICIPANTS

MANAGEMENT PARTICIPATION PROGRAM AGREEMENT

Linklaters LLP

Taunusanlage 8

60329 Frankfurt am Main

Postfach 17 01 11

60075 Frankfurt am Main

Telephone (+49) 69 71003-0

Facsimile (+49) 69 71003-333

Ref L-273538

This agreement pertaining to a management participation program (“Agreement”) is made on 6 May 2019, between:

(1)

Blackbird HoldCo S.à r.l., a private limited liability company (société à responsabilité limitée) duly incorporated, organised and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 12C, rue Guillaume Kroll, L-1882 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Register of Trade and Companies (R.C.S.) under registration number B227258 (“Investor”);

(2)

Slam InvestCo S.à r.l., a private limited liability company (société à responsabilité limitée) duly incorporated, organised and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 12C, rue Guillaume Kroll, L-1882 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Register of Trade and Companies (R.C.S.) under registration number B231434 (“MPP Co”);

(3)	the persons as acceded hereto as a MPP Participant on or about the date of this agreement (“Initial MPP Participants”); and

(4)	such other persons as acceded hereto as a MPP Participant from time to time (“Further MPP Participants”),

each a “Party” and together the “Parties”.

PREAMBLE

A.	The initial capital structure of MPP Co is set out in Annex 1.

B.	The articles of incorporation of MPP Co as currently in force are attached as Annex 2.

C.

MPP Co shall initially acquire 21,910 non-voting participation certificates (Partizipationsscheine) issued by Sportradar Holding AG, a company organised under the laws of Switzerland, having its registered office at c/o Sportradar AG, Feldlistrasse 2, CH- 9000 St. Gallen, being registered with the Commercial Register of the Canton St. Gallen under number CHE-351.511.264 (“Sportradar Holding”) by entering into a Certificates Purchase Agreement substantially in the form attached as Annex 3 to this Agreement. The acquisition of such non-voting participation certificates shall be financed by an investment by each of the MPP Participants into MPP Co. A part of the purchase price under the Certificates Purchase Agreement will be paid upfront by MPP Co in cash being a total of (i) a EUR-equivalent of twenty-one thousand, nine hundred and ten Swiss Francs (CHF 21,910) and (ii) seventeen million, two hundred and thirty-five thousand, three hundred and twenty- four Euro and thirty-four Eurocents (EUR 17,235,324.34). Payment of the remainder amount of the purchase price being sixty-nine million, twenty thousand, eight hundred and eighty- one Euro and sixty-nine Eurocents (EUR 69,020,881.69) will be deferred pursuant to the terms of the Certificates Purchase Agreement.

D.	The aggregate amounts of investments by the Investor and the Initial MPP Participants in MPP Co after implementation of this Agreement are set out in Annex 4 hereto.

E.

The Initial MPP Participants have, by entering into this Agreement, agreed to make an investment in MPP Co and indirectly in Sportradar Holding by way of subscription for Ordinary Shares (including the payment of a share premium as shown in Annex 4 hereto).

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

“30% Rule”	has the meaning given to it in Annex 6;

“Accelerated Issue”	has the meaning given to it in Section 6.4;

“Acceptance Notice”	has the meaning given to it in Section 5.4.2;

“Act”	means the Luxembourg law of 10 August 1915 on commercial companies, as amended from time to time;

“Affiliate”	of a party means any legal entity (including a partnership) which is a (direct or indirect) more than 50% owned subsidiary of such party or otherwise controlled by such party;

“Agreement”	means this agreement;

“Approved Recapitalisation”	has the meaning given to it in Section 5.5;

“Articles”	means the articles of association of MPP Co as existing from time to time with those currently in force attached at Annex 2;

“Bad Leaver”	means any MPP Participant fulfilling a Bad Leaver Event;

“Bad Leaver Event”	means any event in accordance with Section 7.1.1;

“BCs”	means the beneficiary certificates of EUR 0.0001 each in MPP Co;

“Blackbird Holdco”	means a company to be incorporated under the laws of Jersey at the direction of the Investor for the purpose of implementing the Entity Swap;

“Board”	means the board of directors of the MPP Co from time to time;

“Business Day”	means any calendar day on which banks are open for business in Luxembourg;

“Call Notice”	has the meaning given to it in Section 7.2;

“Call Option”	has the meaning given to it in in Section 7.1;

“Catch-up Issue”	has the meaning given to it in Section 6.5;

“Certificates Purchase Agreement”	means the certificates purchase agreement attached as Annex 3 to this Agreement;

“Change of Control”

means any of the following:

(a)   a (direct or indirect) sale – in one or more related transactions – of more than 50% of the share capital of Sportradar Holding or Sportradar AG or any intermediate holding company (which, for the avoidance of doubt, includes the participation certificates (Partizipationsscheine) or equivalent instruments issued by the respective company) to a Third Party Purchaser); or

(b)   a listing or merger or any other event (including a Trade Sale) following or as a result of which any person (or group of persons acting in concert) other than the Investor or CK, is or becomes the (direct or indirect) beneficial owner of more than 50% of the share capital of Sportradar Holding or Sportradar AG or any intermediate holding company (which, for the avoidance of doubt, includes the participation certificates (Partizipationsscheine) or equivalent instruments issued by the respective company);

“CK”	means Carsten Koerl of Steinweg 3c, 9052 Niederteufen, Switzerland;

“Closing”	means 3 October 2018;

“CPPIB”	means CPP Investment Board Europe S.à r.l., a private limited liability company (société à responsabilité limitée), incorporated and organised under the laws of the Grand Duchy of Luxembourg, having its registered office at 10-12, boulevard Roosevelt, L-2450 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Register of Commerce and Companies under number B 111828;

“CPPIB Entity”	has the meaning given to it in Annex 6;

“Data Protection Laws”	has the meaning given to it in Section 18.1;

“Deed of Undertaking”	a deed of undertaking substantially in the form as set out in Annex 5;

“Defaulting Participant”	has the meaning given to it in Section 4.3.7;

“Disposal” / “Disposed”	has the meaning given to it in Section 4.1;

“Drag-Along Right”	has the meaning given to it in Section 5.4.1;

“Eligible Purchaser”

means each of:

(a)   Sportradar Holding or another Group Company;

(b)   any person nominated by the Remuneration Committee, which may include a new MPP Participant within the meaning of Section 3.1; and/or

(c)   any warehousing entity established by, or at the request of, the Investor for the purposes of holding Shares in reserve, provided that any such warehousing entity shall be a Group Company;

“Entity Swap”	means the acquisition by Blackbird Holdco of the entire investment held by the Investor in Sportradar Holding and the issue of securities by Blackbird Holdco to the shareholders and other securityholders of the Investor such that their respective economic and legal ownership positions are equivalent to their economic and legal ownership positions in the Investor immediately prior to such issue and the subsequent liquidation of the Investor;

“Exit”	means the completion of a Trade Sale resulting in a Change of Control, a Trade Sale by way of asset deal, or an IPO;

“Fair Market Value”	means the value of the relevant Shares as determined by the Remuneration Committee and derived from the valuation prepared for the fund reporting purposes of CPPIB most recently prior to the Leaver Event, provided that no discount shall be made for reason of illiquidity and minority holding and that the valuation is made in Euro. Absent manifest calculatory error, the Remuneration Committee’s determination shall be final and binding for the Eligible Purchaser and the MPP Participant;

“FTP”	has the meaning given to it in Annex 6;

“Further MPP Participants”	has the meaning given to it in Parties Section (4);

“GDPR”	has the meaning given to it in Section 18.1;

“Good Leaver”	means any MPP Participant fulfilling a Good Leaver Event;

“Good Leaver Event”	means any event in accordance with Section 7.1.3;

“Group” / “Group Companies”	means Sportradar Holding and any Affiliate thereof;

“Initial MPP Participants”	means the persons listed in Appendix A;

“Intermediate Leaver”	means any MPP Participant fulfilling an Intermediate Leaver Event;

“Intermediate Leaver Event”	means any event in accordance with Section 7.1.2;

“Investment”	the amount subscribed or paid by a MPP Participant for Ordinary Shares (including the share premium) pursuant to this Agreement;

“Investment Bank”	means the investment bank or group of investment banks carrying out the IPO pursuant to Section 5.3 on behalf of the relevant company;

“Investment Vehicle”	means any: (i) 100% owned corporate body or company or (ii) trust, through or by which a MPP Participant invests in MPP Co;

“Investor”	has the meaning given to it in Parties Section (1);

“IPO”	means the listing of the shares of Sportradar Holding or any other Group Company holding directly or indirectly all or substantially all of the assets of the Group on a stock exchange or other authorised marketplace for public trading in shares, provided that some of the shares listed in connection with such a listing are sold to one or more Third Party Purchasers;

“IPO Transfer”	has the meaning given to it in Section 5.3.4;

“Issue Notice”	has the meaning given to it in Section 6.2;

“Leaver”	means a MPP Participant who becomes (or is treated as) a Good Leaver, an Intermediate Leaver or a Bad Leaver;

“Leaver Event”	has the meaning given to it in Section 7.1;

“Leaver Notice”	has the meaning given to it in Section 7.1;

“MPP Co”	has the meaning given to it in Parties Section (2);

“MPP Issue”	has the meaning given to it in Section 6.3;

“MPP Participants”	means Initial MPP Participants and any Further MPP Participants together (and shall in respect of any MPP Participant who invests through, or a makes a Disposal to, an Investment Vehicle, include such Investment Vehicle);

“Qualifying SR Issue”	has the meaning given to it in Section 6.2;

“Ordinary Shares”	means the Class B Ordinary Shares issued by MPP Co;

“Other Investors”	has the meaning given to it in Section 14.1;

“Party” / “Parties”	has the meaning given to it in Parties Section;

“Preference Shares”	means the Class A Preferred Ordinary Shares issued by MPP Co;

“Purchase Price”	has the meaning given to it in Section 7.4.1;

“Recapitalisation”

means:

(a)   any refinancing of the investment structure of the Investor, MPP Co or Sportradar Holding or any other company holding shares in Sportradar Holding or the other Group Companies which leads to the distribution of profits or dividends or the repayment of loans to the Investor and/or MPP Co, or any other direct or indirect sale and transfer of shares in Group Companies that does not result in a Trade Sale (it being understood that if such sale and transfer does result in a Trade Sale, then it will be an Exit) which results in a distribution of funds to the Investor and/or MPP Co or its shareholders; and/or

(b)   any equity or debt injection into the Investor, MPP Co or Sportradar Holding without refinancing of existing debt by shareholders or otherwise;

“Recipients”	has the meaning given to it in Annex 7;

“Remuneration Committee”

means a committee consisting of the following persons:

(a)   CK or a representative nominated by CK;

(b)   the chairman of the board of Sportradar Holding; and

(c)   a representative nominated by the Investor;

“Sale Notice”	has the meaning given to it in Section 5.4.2;

“Securities Act”	has the meaning given to it in Section 14.5.1;

“SHA”	means the shareholders agreement in relation to Sportradar Holding dated 3 October 2018 as amended from time to time;

“Shares”	means the Ordinary Shares and the Preference Shares together;

“Sportradar Holding”	has the meaning given in Recital C;

“SR Securities”	means the shares, participations certificates and other debt or debt-like securities issued to shareholders and all equity or equity-like securities issued or proposed to be issued by Sportradar Holding from time to time (but for the avoidance of doubt excluding all debt or debt-like securities issued to third party finance providers);

“Subscription Date”	means such date as is specified by the Investor provided that the Investor shall give reasonable notice of such date;

“Tag-Along Offer”	has the meaning given to it in Section 5.4.2;

“Tag-Along Right”	has the meaning given to it in Section 5.4.2;

“TCV”	means TCV Luxco Sports S.à r.l., a private limited liability company (société à responsabilité limitée) duly incorporated, organised and existing under the laws of The Grand Duchy of Luxembourg, having its registered office at 1, rue Hildegard von Bingen, L-1282 Luxembourg, Grand Duchy of Luxembourg under registration number B226793;

“Third Party Purchaser”	means any company, legal entity, statutory body or private individual not directly or indirectly controlled by or under common control with Sportradar Holding, a shareholder of Sportradar Holding, CPPIB, MPP Co or any of their Affiliates;

“Trade Sale”	means selling and transferring (i) all SR Securities to a Third Party Purchaser or (ii) all (but not part of the) SR Securities held by either CK or the Investor to an Eligible Purchaser (as defined in the SHA) or (iii) more than 50% of the share capital of Sportradar AG or any intermediate holding company (which, for the avoidance of doubt, includes the participation certificates (Partizipationsscheine) or equivalent instruments issued by the respective company) in a share sale and/or (iii) all or 95% of the business of the Group via an asset deal to a Third Party Purchaser;

“Transfer Date”	has the meaning given to it in Section 7.3;

“Transferee”	has the meaning given to it in Section 4.3;

“Transfer of Title”	has the meaning given to it in Section 7.3; and

“Ultimate Beneficiary”	has the meaning given to it in Section 4.4.

1.2	Singular, Plural, Gender

References to one gender include all genders and references to the singular include the plural and vice versa.

1.3	References to Persons and Companies

References to:

1.3.1	a person include any individual, company, partnership or unincorporated association (whether or not having separate legal personality);
1.3.2	a company include any company, corporation or body corporate, wherever incorporated;

1.3.3

directors, when referring to MPP Co or any other Luxembourg private limited liability company (société à responsabilité limitée), shall be construed as a reference to that entity’s managers (gérants); and

1.3.4	a board of directors of MPP Co or any other Luxembourg private limited liability company (société à responsabilité limitée) shall be a reference to the board of managers (gérants) of such entity.

1.4	References to Subsidiaries

The word “subsidiary” shall have the same meaning in this Agreement as its respective definition in the Act.

1.5	Annexes and Appendices

The Appendix and the Annexes form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement. References to this Agreement shall include any Recitals and the Appendix and the Annexes to it and references to Sections and Appendices or Annexes are to Sections of, and Appendices or Annexes to, this Agreement. References to paragraphs and Parts are to paragraphs and Parts of the Annexes.

1.6	Headings

Headings shall be ignored in interpreting this Agreement.

1.7	Reference to Documents

References to any document (including this Agreement), or to a provision in a document, shall be construed as a reference to such document or provision as amended, supplemented, modified, restated or novated from time to time.

1.8	Information

References to books, records or other information mean books, records or other information in any form, including paper and electronically stored data.

1.9	Legal Terms

References to any Luxembourg legal term shall, in respect of any jurisdiction other than Luxembourg, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction.

1.10	Non-limiting Effect of Words

The words “including”, “include”, “in particular” and words of similar effect shall not be deemed to limit the general effect of the words that precede them.

1.11	Statutory References

References to a statute or statutory provision include:

1.11.1	that statute or provision as from time to time modified or re-enacted whether before or (except as specifically provided otherwise) after the date of this Agreement;

1.11.2	any past statute or statutory provision (as from time to time modified or re-enacted) which such statute or statutory provision has, directly or indirectly, replaced; and

1.11.3	any subordinate legislation made from time to time under that statute or statutory provision,

except if and to the extent that any statute, statutory provision or subordinate legislation made or enacted after the date of this Agreement would create or increase the liability of any Party under this Agreement.

1.12	Obligations to Procure

Unless otherwise expressly provided, an obligation on a Party to “procure” means, to the extent legally permissible, exercising such Party’s voting rights and using any and all other powers vested in such Party from time to time as a shareholder of MPP Co and also includes, in the case of an MPP Participant who is a director (or equivalent) of a Group Company, to the extent legally permissible, exercising such Participant’s voting rights in the capacity as a director (or equivalent) of the Group Company in question (subject to such Participant’s fiduciary duties in that capacity).

1.13	Reasonable Endeavours

Where the words “reasonable endeavours” are used in this Agreement in relation to the performance of any act by a Party, the words shall not give rise to an obligation on the part of that Party to assume any material expenditure to achieve the same or require that Party to take such action which would be likely to have such a detrimental effect on the current or future development of the business of that Party that it would be unreasonable to expect that Party to take it, and shall include the requirement to procure as defined in Section 1.12 above.

1.14	Time and Date

Any reference to a time or date shall be construed as a reference to the time or date prevailing in the Grand Duchy of Luxembourg.

1.15	Meaning of “to the extent that” and Similar Expressions

In this Agreement, “to the extent that” means “to the extent that” and not solely “if”, and similar expressions shall be construed in the same way.

2	THE INVESTMENT BY THE INITIAL MPP PARTICIPANTS

2.1

The Initial MPP Participants shall invest in Sportradar Holding through MPP Co. The Initial MPP Participants are entitled to an investment in MPP Co only upon (i) becoming a party to this Agreement and (ii) subscribing to Ordinary Shares in MPP Co.

2.2

The number of Ordinary Shares which is allocated to each Initial MPP Participant (including the share premium) is set forth next to the name of the Initial MPP Participant in Annex 4. MPP Co shall procure that an updated register substantially in the form as set out in Annex 4 is maintained to reflect the Investments made and held in accordance with this Agreement from time to time.

2.3

Initial MPP Participants shall pay their subscription price in relation to Ordinary Shares (including share premium) as mentioned in Annex 4 (column “Total Investment EUR”) to the following bank account of MPP Co on or before the Subscription Date:

Account Holder:            Slam InvestCo S.à r.l.

Bank:                              ING

SWIFT/BIC-Code:        CELLLULL

IBAN:                             LU74 0141 9596 9860 0000

Reference:                       Slam InvestCo S.à r.l. / Your Name, Surname

Each Initial MPP Participant shall also deliver, on or before the Subscription Date, a Deed of Undertaking duly executed by it and, where the Initial MPP Participant invests through an Investment Vehicle (in accordance with Section 4.3), by such Investment Vehicle.

2.4

If an Initial MPP Participant defaults in the delivery, execution or filing of any documents as requested under this Agreement or in relation to the payment under Section 2.3 above or any other payment under this Agreement, in full or in part, MPP Co and/or the Investor may in their own discretion terminate that Initial MPP Participant’s right to invest as described in this Agreement. The Initial MPP Participant shall not be entitled to acquire or subscribe for any or additional Shares in MPP Co and Section 8 shall apply. For the avoidance of doubt, this Agreement and any other agreements between the Parties shall become effective or remain valid as the case may be without such defaulting Initial MPP Participant. All other rights arising from the default of the Initial MPP Participant shall remain unaffected.

2.5

MPP Co shall apply the amounts subscribed for pursuant to each Initial MPP Participant’s Investment to acquire participation certificates (Partizipationsscheine) in Sportradar Holding in accordance with the Certificates Purchase Agreement.

3	FURTHER MPP PARTICIPANTS

3.1

With respect to Further MPP Participants it is intended that they shall, at the sole discretion of the Remuneration Committee, but subject to Sections 4 and 5, as applicable, either (i) acquire Ordinary Shares from the Investor, a Leaver and/or an Eligible Purchaser or (ii) become a shareholder in MPP Co by way of an increase in its capital and the issuance of new Ordinary Shares. If new Ordinary Shares are issued pursuant to the foregoing paragraph (ii), MPP Co shall use the proceeds of the relevant Further MPP Participants’ Investment relating to such new Ordinary Shares for the subscription of additional participation certificates (Partizipationsscheine) in Sportradar Holding.

3.2

Any and all provisions of this Agreement and all other agreements or documents relating thereto including the Articles of MPP Co shall apply to Further MPP Participants, provided that the purchase or subscription price for the Shares issued to the Further MPP Participants shall be the Fair Market Value. To the extent any other agreements or adjustments need to be made, the board of directors of MPP Co on the recommendation of the Remuneration Committee shall be entitled to take the relevant decisions in its sole discretion.

3.3

Each MPP Participant hereby irrevocably authorises MPP Co and/or the Remuneration Committee to negotiate the respective terms and conditions for the investment of Further MPP Participants and to agree with them on the accession to this Agreement, subject to (i) Sections 4 and 5 and (ii) other restrictions resulting from this Agreement. All MPP Participants, the Investor and MPP Co hereby commit to allow Further MPP Participants to acquire or subscribe for Ordinary Shares in accordance with the terms and conditions negotiated by MPP Co and/or the Remuneration Committee in accordance with this Agreement, including to vote their Shares as may be required to give effect to such acquisition or subscription of Ordinary Shares by Further MPP Participants (for the purposes of article 710-12 of the Act or otherwise).

3.4	Prior to any Ordinary Shares being issued or transferred to a Further MPP Participant, such Further MPP Participant shall also deliver:

3.4.1	an accession document to this Agreement in a form reasonably acceptable to the Investor and MPP Co; and

3.4.2	a Deed of Undertaking,

in each case, duly executed by it and additionally, where the Further MPP Participant invests through an Investment Vehicle, by such Investment Vehicle.

4	TRANSFERABILITY OF THE INVESTMENT

4.1

Any sale, transfer, encumbrance or other disposal of or over, and the conclusion of any sub- participation or trusteeship, voting trust or similar agreement with respect to the Shares of any MPP Participant, or any rights attaching to or resulting from the Shares of any MPP Participant, by any MPP Participant (a “Disposal” and the terms “Disposed” / “Disposes” / Dispose” / “Disposing” shall have the corresponding meaning) requires the prior written approval of the Remuneration Committee.

4.2	Section 4.1 does not apply to any Disposal explicitly permitted or required under this Agreement upon or following:

4.2.1	the exercise of Drag-Along Rights as set forth in Section 5.4.1;

4.2.2	the exercise of Tag-Along Rights as set forth in Section 5.4.2;

4.2.3	an IPO as set forth in Section 5.3; and

4.2.4	a Leaver Event as set forth in Section 7.

4.3

The Remuneration Committee shall consider in good faith any request of a MPP Participant to make his/her Investment for Shares through an Investment Vehicle or to undertake a Disposal to an Investment Vehicle, in each case, if and as long as the sole shareholder and/or beneficiary of the Investment Vehicle is the MPP Participant (the Investment Vehicle by which such Investment for Shares is made or to which such Disposal is made referred to as the “Transferee”), provided that:

4.3.1

the Transferee shall enter into such documents (including any accession documents) that the Remuneration Committee reasonably request such that the Transferee is bound by the terms and conditions of this Agreement and the Articles;

4.3.2	the MPP Participant remains jointly and severally liable with the Transferee for any breaches of this Agreement and/or the Articles;

4.3.3

all of the MPP Participant’s Shares, whether they are retained by the MPP Participant or Disposed to a Transferee, are deemed to be that MPP Participant’s Shares and are in their entirety subject to all restrictions, obligations and rights set forth in this Agreement and the Articles;

4.3.4

the MPP Participant must be appointed as joint representative for all Transferees (and the MPP Participant) regarding all of the MPP Participant’s Shares, whether they are retained by the MPP Participant or Disposed to a Transferee;

4.3.5

for so long the MPP Participant holds any Shares via an Investment Vehicle, the MPP Participant must at all times hold 100% of the voting rights (or equivalent thereof) in such Investment Vehicle and be the sole economic beneficiary thereof;

4.3.6

if the Transferee ceases to be an Investment Vehicle which satisfies the requirements in this Section 4.3, the Transferee shall immediately Dispose all Shares held by it to the original MPP Participant or, subject to the consent of the Remuneration Committee, to such other Investment Vehicle of the MPP Participant that satisfies the requirements in this Section 4.3; and

4.3.7

the Remuneration Committee may at any time request any MPP Participant who has made a Disposal to a Transferee pursuant to this Section 4.3 to provide to the Remuneration Committee any information relevant to considering whether a purported Disposal is in breach of this Agreement. If such information, or such other evidence as is clearly sufficient to demonstrate that a purported Disposal is not in breach of this Agreement, is not provided within 10 Business Days of any request, the Remuneration Committee shall notify the relevant MPP Participant (the “Defaulting Participant”) that a breach of this Section 4.3 has occurred, whereupon:

(i)	MPP Co shall refuse to register or recognise the purported Disposal (other than with the prior approval of the Remuneration Committee);

(ii)	the Defaulting Participant’s Shares shall cease to confer on the holder thereof any rights in relation to them pursuant to Section 8; and
(iii)	the purported transferee shall have no rights or privileges in respect of such Shares or this Agreement,

in each case until such time as the Defaulting Participant shall have supplied such information or evidence as required by this Section 4.3.7, as is reasonably sufficient to demonstrate that any purported Disposal is not in breach of this Agreement, whereupon the Remuneration Committee shall notify the relevant MPP Participant that the restrictions specified in this Section 4.3.7 shall no longer apply.

4.4

The provisions set forth in this Section 4 apply, mutatis mutandis, if this Agreement is entered into and any Shares are initially acquired by an Investment Vehicle, the shareholder of which is an eligible manager or employee or non-executive member of the board of the Group (“Ultimate Beneficiary”). Each such Investment Vehicle and its Ultimate Beneficiary shall be party to this Agreement (either as an Initial MPP Participant or a Further MPP Participant) and each such person acknowledges to be subject to the restrictions set forth in Section 4.3 and hereby makes the appointment set out in Section 4.3.4. For the purposes of this Agreement, including for the purposes of Section 7, all Shares held by an Investment Vehicle are deemed to be the held by the respective MPP Participant named in Annex 1 and are in their entirety (and together with any parts of the Investment that may be held by the MPP Participant directly) subject to all restrictions, obligations and rights set forth in this Agreement and the Articles. Section 4.1 and Section 4.3 shall apply to a Disposal of an interest in the Investment Vehicle by the MPP Participant mutatis mutandis.

5	LIQUIDITY EVENTS

5.1

The Investor shall (subject to any other agreement by which it or its Affiliates are bound, including (but not limited to) the SHA) in relation the MPP Participants be entitled to decide in its own discretion on the implementation of an Exit as well as the terms and conditions of such Exit for MPP Co without any approval by the MPP Participants. The MPP Participants and MPP Co shall make all declarations and perform all acts reasonably requested by the Investor, so far as legally permissible, to prepare, support and realise such Exit, including the preparation of any due diligence materials or information memorandum, participation in Q&A sessions, roadshows or similar events, and will reasonably support negotiations in connection with an Exit. The MPP Participants are in particular obliged to inform MPP Co, the Investor and CK in writing about any event, development or other detail of any kind which may be relevant for the accomplishment or the terms of an Exit and/or the valuation of the Group and of which they become aware before an Exit takes place.

5.2	The Parties acknowledge that on an Exit:

5.2.1

the Investor and MPP Co will not give any representations, warranties or indemnities in connection with the Group, except for a warranty to be given by MPP Co as to the title to the SR Securities held by it and as to its capacity to sell those SR Securities;

5.2.2

the MPP Participants who are not Leavers will, upon reasonable request from the Investor, provide customary warranties and indemnities on a several and not joint basis in accordance with market practice at that time to potential purchasers or underwriters on an Exit, subject to customary limitations and disclosures; and

5.2.3

there shall be no arrangements or agreements in relation to the purchase price for an Exit, other than those set out in the principal transaction documents giving effect to the Exit, unless otherwise agreed by the Investor.

5.3	IPO

5.3.1

In the event of an IPO (other than on the level of MPP Co), the Shares held by MPP Participants and, subject to compliance with the 30% Rule, the Investor shall be exchanged into shares of the listed entity or sold to the Investor (or its nominee) and the Investor shall use reasonable endeavours to ensure this exchange is effected in a reasonably tax efficient manner, subject, however, to any reasonable restrictions set out by the Investment Bank.

5.3.2

Subject to the other provisions of this Section 5.3, where either the Investor and/or CK Disposes of a proportion of its interest in Sportradar Holding on an IPO, each MPP Participant shall also be entitled to Dispose of the same proportion of its (indirect) interest in Sportradar Holding (pro rata placement right).

5.3.3

The Investment Bank may request, and the MPP Participant and MPP Co shall then sign and accept, customary agreements or undertakings concerning transfer restrictions relating to the listed shares, including, but not limited to, agreements:

(i)

restricting the MPP Participant from, directly or indirectly, selling or otherwise disposing of the shares in the listed company, on customary market terms, for a lock-up period which shall reasonably be determined by the Investment Bank in accordance with the then common market practices and the particularities of the IPO; and

(ii)	containing market standard provisions designed to result in an orderly disposal of Shares (or securities received as consideration for their Shares) by the MPP Participants.

5.3.4

In the event that an IPO is carried out in respect of a Group Company, as soon as the IPO is completed and it becomes possible for MPP Co to distribute to its shareholders shares in the listed company, the Board shall decide to distribute the proportionate part of the shares in the listed company to MPP Participants and the Investor by sale, redemption in kind or any other means permitted under Luxembourg law (the “IPO Transfer”).

5.3.5

The MPP Participants acknowledge and agree that subject to amended tax or civil law or other regulations (including, for the avoidance of doubt, the 30% Rule) or due to the requirements of the then current market standards it may be necessary to deviate from the IPO Transfer as described above. Depending on the circumstances of the IPO, the Investor reserves the right to effect an outcome legally and economically equivalent to the IPO Transfer through any other suitable means.

5.3.6

Furthermore, an IPO Transfer will be limited as far as necessary to ensure the minimum participation of MPP Co in accordance with article 166 of the Luxembourg Income Tax Law and the Grand-Ducal Regulation of 21 December 2001 (Mémorial no. 157 du 27 décembre 2001, p. 3333) or the relevant provisions applicable at the time of the IPO Transfer.

5.4	Trade Sale

5.4.1

Upon any Change of Control event the Investor shall be entitled to require each MPP Participant to sell up to a pro rata portion of the MPP Participant’s Shares simultaneously with the Investor and/or CK (the “Drag-Along Right”). Such sale shall be based on the same economic terms as are applied for the Investor and/or CK. For the avoidance of doubt, any drag-along rights pursuant to the SHA shall not be substituted or limited by the Drag-Along Right.

5.4.2

In the case of a Change of Control event the Investor shall give notice in writing to the Board (“Sale Notice”). The Sale Notice shall set forth the material terms of the intended sale (including in relation to instruments and price). The Sale Notice shall include an offer by the Investor (the “Tag-Along Offer”) to include in such sale (directly or indirectly) the pro rata portion of each MPP Participant’s Shares. The Board shall promptly provide a copy of such Sale Notice to the MPP Participants. Such sale shall be based on the same terms as are applied for the Investor and/or CK. Each MPP Participant who wishes to exercise its Tag-Along Right shall notify the board of MPP Co within such time period as is specified in the Sale Notice that he/she wishes to tag-along. The Tag-Along Offer can only be accepted by the Board on behalf of the tagging MPP Participants by a written declaration to Investor (the “Acceptance Notice”). If the Investor has received an Acceptance Notice in accordance with this Section 5.4.2 within 15 Business Days after the date of the Sale Notice, the Investor shall be obliged to ensure that the potential Third Party Purchaser, or another purchaser determined by the Investor, purchases the pro rata portion of the MPP Participants’ Shares (such obligation of the Investor towards each MPP Participant, the “Tag-Along Right” of the respective MPP Participant).

5.4.3

If pursuant to the SHA the relevant person(s) decide in accordance with the SHA to accept an offer from one or more Third Party Purchasers for a Trade Sale of the Group, MPP Co shall ensure that all proceeds attributable to and received by MPP Co resulting from that Exit are distributed to its shareholders as soon as practicable and the shareholders’ meeting of MPP Co shall, as soon as practicable after the completion of the sale, decide to distribute the proceeds from such sale to its shareholders in accordance with Section 5.6.

5.4.4

Where there is a Trade Sale, the Investor shall consider in good faith: (a) the transfer of each MPP Participant’s Shares to the Investor in connection with such Trade Sale; and (b) the implementation of such Trade Sale in a reasonably tax efficient manner for the MPP Participants.

5.5	Recapitalisation and Other Realisation of Profits of Sportradar Holding or a Group Company

Subject to the terms and conditions of the SHA, a partial or full Recapitalisation of the Group may be effected before an Exit takes place (“Approved Recapitalisation”). In view of the various ways in which such Recapitalisation could be effected and in order to preserve the maximum flexibility with regard to such Recapitalisation, it is agreed as follows:

5.5.1

The MPP Participants as MPP Participants in the meaning of this Agreement shall make all necessary declarations, enter into all necessary agreements and vote their Shares in favour of all necessary resolutions or amendments to existing agreements in order to ensure that an Approved Recapitalisation can be effected, all to the extent reasonably requested and legally permissible.

5.5.2

The Board shall be permitted to waive the above-mentioned obligation of the MPP Participants to participate in any Recapitalisation. Such waiver shall be issued in writing by MPP Co to each MPP Participant. The waiver letter must also be approved by the Remuneration Committee.

5.6	Application of Proceeds

Subject to Section 5.3.4, the allocation of distributable proceeds at the level of MPP Co, i.e. proceeds (whether in the form of dividends, liquidation proceeds, capital repayment, and whether arising from purchase price for Shares in a private sale or in an IPO or other form or sale of the assets or operative business of the Group or a Recapitalisation) after repayment of any amounts outstanding under the loan agreements with the Group, any other financial debt and other obligations of MPP Co, shall be as described in the Articles.

5.7	Preservation of Rights upon Change of Control

In connection with any transaction that results in a Change of Control, the Parties will use reasonable endeavours to take such reasonable actions as may be required or appropriate to ensure that the rights and entitlements of the MPP Participants pursuant to this Agreement are fulfilled or preserved, as the case may be, subject to the provisions of this Agreement.

5.8	Holding Period

If no Exit has occurred prior to 31 December 2024, the Investor shall engage in good faith discussions to consider options for staged liquidity for MPP Participants and/or appropriate further incentivisation schemes for those MPP Participants interested in committing to an investment beyond such period.

6	NEW ISSUES; ANTI-DILUTION

6.1

No Shares or BCs shall be allotted or issued by MPP Co, other than pursuant to Section 2 or 3 or this Section 6 or as otherwise required for Investor and/or FTP to comply with any legal, regulatory or other obligations, provided that compliance with such obligations shall not change the economic rationale of this Agreement.

6.2

If an issue of SR Securities is proposed and MPP Co is entitled to participate in that issue (“Qualifying SR Issue”), then the Investor shall give notice in writing to the Board (“Issue Notice”). The Issue Notice shall set forth the material terms of the intended issue (SR Securities, price, timing, securities to be issued to MPP Co, funding details). The Board shall promptly provide a copy of such Issue Notice to the MPP Participants. Each such MPP Participant is entitled, but not obliged, to participate (indirectly on a pro rata look through basis) in the Qualifying SR Issue. Each such MPP Participant who wishes to participate shall notify the board of MPP Co within such time period as is specified in the Issue Notice of such fact and shall transfer the funds to MPP Co as specified in the Issue Notice. MPP Co can only participate in the Qualifying SR Issue if and to the extent that MPP Participants have elected to participate and provided the funds to do so in the specified period. For the avoidance of doubt, the subscription right for SR Securities of MPP Co may be excluded in accordance with applicable law or the SHA.

6.3

The Investor, the MPP Participants and MPP Co shall implement a capital increase or other issue of securities in MPP Co for those MPP Participants who have elected to participate in the Qualifying SR Issue on such terms as Investor, acting reasonably, may determine (“MPP Issue”). Any rights of pre-emption in the MPP Issue for those MPP Participants who do not elect to participate in the Qualifying SR Issue shall be deemed to be waived. The funds from the MPP Issue shall be applied in the Qualifying SR Issue. Each Party shall, in accordance with Section 20.4, take such actions as may be required to facilitate the MPP Issue as soon as possible.

6.4

In case the subscription right of MPP Co for SR Securities is not excluded, the Investor is, nevertheless not obliged in particular to provide notice to MPP Co (or the MPP Participants) pursuant to Section 6.2 in circumstances where the Group requires funding on an urgent basis, in which case the MPP Participants acknowledge that the Investor may waive the subscription right of MPP Co on MPP Co’s behalf (“Accelerated Issue”).

6.5

If an Accelerated Issue occurs and Sportradar Holding has determined that MPP Co may participate after the event in such issue (catch-up) (“Catch-up Issue”), then the provisions of Sections 6.2 and 6.3 shall apply mutatis mutandis to that Catch-up Issue.

6.6

If any MPP Participant does not elect to participate in a Qualifying SR Issue or a Catch-up Issue, any right or entitlement to subscribe for or otherwise acquire new SR Securities (directly or indirectly) shall lapse and shall not pass to any other person. MPP Co shall only participate in the SR Qualifying Issue or the Catch-up Issue to the extent that MPP Participants have elected to participate and provided the funds to do so in the specified period.

6.7

If MPP Co issues any Shares to the Investor or the Investor otherwise acquires additional Shares, the Parties acknowledge and agree that in connection with any subscription or acquisition of Shares by the Investor pursuant to this Agreement, MPP Co may issue additional BCs to the FTP.

6.8	This Section 6 is not a commitment by any Party to provide funding to MPP Co or the Group.

6.9	This Section 6 shall not apply to any issue or allocation of Shares made in accordance with Section 2 or Section 3.

7	CALL OPTION

7.1	Call Right

Each of the MPP Participants hereby offers to each Eligible Purchaser nominated by the Investor, provided that such nomination does not have to be made in writing and the MPP Participant has no claim to receive a copy of the nomination, the irrevocable right to purchase from the MPP Participant and to require the MPP Participant to sell and transfer its Shares, or part thereof, to each Eligible Purchaser as specified by the Investor (the “Call Option”). The MPP Participant shall without undue delay give notice to the Investor and the Board (the “Leaver Notice”) upon the occurrence of a leaver event as determined in Sections 7.1.1, 7.1.2 and 7.1.3 (the “Leaver Event”). Each Call Option shall be exercised according to the terms and conditions included in Sections 7.1 through 7.5. For the avoidance of doubt, non- compliance by a MPP Participant of this Section 7 shall not affect the rights of each other Party pursuant to this Section 7.

Subject to the terms and conditions of this Agreement, the Investor accepts this Call Option as a unilateral call option, which it has the right, but by no means the obligation, to exercise freely, in accordance with the following terms and conditions.

Each of the MPP Participants declares that his/her/its agreement to sell and transfer the Shares under the Call Option is final and irrevocable and cannot be withdrawn whether prior or after the sending of the Call Notice (as defined below). Consequently, notwithstanding the behavior of the MPP Participant, the sale and transfer of Shares under the Call Option shall be deemed agreed among the parties upon the sending of the Call Notice by the Eligible Purchaser nominated by the Investor and may be enforced in accordance with Clause 19.8. of this Agreement, should the MPP Participant fail to take any steps required to complete such sale as provided for in Clauses 7.2. and 7.3. of this Agreement.

Each of the MPP Participants further acknowledges that the irrevocability of his/her/its agreement is an essential condition to the Call Option and that the irrevocability of such Call Option is a pre-condition to the MPP Participant being granted the opportunity to acquire or subscribe (as the case may be) the Shares.

7.1.1	Bad Leaver Event

Any Eligible Purchaser (nominated by the Investor) shall have a right to accept the Leaver’s granted offer and to purchase a Leaver’s Shares, or part thereof, for a period of six months following the earlier of (i) the Investor obtaining actual knowledge of a Leaver Event or (ii) the receipt of the Leaver Notice by the Investor and MPP Co if:

(i)	subject to Section 7.1.2(ii), the MPP Participant has terminated his/her employment with a Group Company voluntarily for other reasons than for cause;
(ii)	the employment agreement of the MPP Participant with a Group Company is terminated by such Group Company for cause;

(iii)	the MPP Participant and/or the Investment Vehicle of the MPP Participant is:

(a)

in breach of obligations under or in connection with (i) the transfer restrictions (ii) an Exit, (iii) an exercise of the Drag-Along Right, (iv) a Leaver Event and/or (v) capital measures in respect of MPP Co, in each case imposed on the MPP Participant under this Agreement or the Articles; and/or

(b)	in material breach of any (i) other obligations under this Agreement or the Articles (including breach of cooperation and/or confidentiality obligations),

in each case of (a) or (b), unless such breach is capable of remedy and the MPP Participant has cured such breach within 10 Business Days (or such shorter period as may be justified in cases of urgency) after the Investor or MPP Co has given notice to the MPP Participant requiring him/her to do so with reference to this Agreement;

(iv)

either (x) the application for an opening of insolvency proceedings (or similar proceedings in case the MPP Participant is a natural person) over the assets of the MPP Participant and/or the Investment Vehicle of the MPP Participant unless (i) the application has been withdrawn within 20 Business Days from the date of the application or the MPP Participant and/or the Investment Vehicle have provided proof of the invalidity of the application or (ii) the application has been filed mala fide; or (y) the MPP Participant and/or the Investment Vehicle of the MPP Participant are subject to attachment proceedings regarding his/her/their position under the Shares unless (i) such attachment has not been lifted within a period of two months from the attachment or (ii) such attachment has been initiated mala fide; or

(v)	the MPP Participant is found to be guilty of having committed a severe criminal offence (but not merely speeding fines and similar administrative offences),

in each case for a purchase price to be determined in accordance with Section 7.4.1 below. The Remuneration Committee may improve the applicable leaver conditions for the Bad Leaver in its sole discretion and without prejudice for further cases (but in any event such conditions shall not be any more favourable than the conditions which would apply if such Leaver if was a Good Leaver).

7.1.2	Intermediate Leaver Event

Any Eligible Purchaser (nominated by the Investor) shall have a right to accept the Leaver’s granted offer and to purchase a Leaver’s Shares, or part thereof, for a period of six months following the earlier of (i) the Investor obtaining actual knowledge of a Leaver Event or (ii) the receipt of the Leaver Notice by the Investor and MPP Co, if:

(i)	the MPP Participant does not qualify as a Good Leaver;

(ii)

the MPP Participant has terminated his/her employment with a Group Company voluntarily for other reasons than for cause following the expiry of the three-year period commencing on the later of (a) the Closing or (b) the date such MPP Participant commenced his/her term of employment with any Group Company; and

(iii)	the MPP Participant would, but for this Section 7.1.2(iii), be a Bad Leaver but the Remuneration Committee resolves to designate him/her as an Intermediate Leaver,

in each case for a purchase price to be determined in accordance with Section 7.4.1.

7.1.3	Good Leaver Event

Any Eligible Purchaser (nominated by the Investor) shall have a right to accept the Leaver’s granted offer and to purchase a Leaver’s Shares, or part thereof, from the MPP Participant or his/her estate, respectively, for a period of six months following the earlier of (i) the Investor obtaining actual knowledge of a Leaver Event or (ii) the receipt of the Leaver Notice by the Investor and MPP Co, if:

(i)	the MPP Participant terminates his/her employment with a Group Company for cause;

(ii)	the employment agreement of the MPP Participant with a Group Company is terminated by such Group Company without cause;

(iii)	the MPP Participant retires from employment with a Group Company upon reaching ordinary statutory retirement age;

(iv)	termination is due to death or permanent disability or long-term illness of the MPP Participant (“long-term” being an absence of more than six months); or

(v)

a MPP Participant becomes subject to divorce proceedings, unless the MPP Participant demonstrates that the ownership and interest in, and the transferability of, the MPP Participant’s Shares are not affected by the divorce and that no one other than himself has any voting rights in the MPP Participant’s Shares and can therefore restrict the exercise of any rights under the MPP Participant’s Shares, in each case for a purchase price to be determined in accordance with Section 7.4.1 below.

7.1.4

The (i) revocation or withdrawal of a MPP Participant’s appointment as a managing director or equivalent if at the same time the MPP Participant’s employment contract is terminated or he/she is released from duties or (ii) an irrevocable suspension from work shall constitute a termination of employment for the purposes of this Section 7.1. For the avoidance of doubt, the foregoing shall only be decisive in determining whether and on which date a Leaver Event occurred, but shall not prejudice in any way the question of whether an MPP Participant is to be treated as a Bad Leaver, Intermediate Leaver or Good Leaver.

7.1.5	A Leaver Event for the purposes of this Section 7 can only occur prior to Exit.

7.2	Exercise of Rights

If an Eligible Purchaser (nominated by the Investor) wishes to exercise the rights granted in Section 7.1, a written notice (“Call Notice”) to that effect stating all necessary details (i.e. the (or the part of the) Shares of the MPP Participant to be acquired, the Leaver Event and the Purchase Price) shall be sent by the Investor (on behalf of the Eligible Purchaser nominated by the Investor) to the Leaver (with a copy to the Board). A Call Notice shall be deemed to have reached a Leaver, and hence the right of the relevant Eligible Purchaser shall be deemed to have been exercised in accordance with the terms of the Call Notice, five Business Days after it has been posted, provided the Call Notice has been addressed to the address stated in Appendix A hereto or to such other address of which a MPP Participant has, prior to becoming a Leaver, informed the Board in writing in accordance with this Agreement (or any accession to this Agreement). The Leaver is obliged to countersign such notice and return it to the relevant Eligible Purchaser and the board of directors of MPP Co under specification of the information (e.g. account details) requested by the relevant Eligible Purchaser in the notice within 10 Business Days after receipt of such notice and provide any necessary know-your-client/anti-money-laundering documentation requested by the relevant Eligible Purchaser (e.g. certified copy of personal identity card to verify the personal data of the Leaver) including without limitation his/her current personal address.

7.3	Transfer of Title to the Shares

The transfer of title to the Eligible Purchaser shall take effect immediately, and without any further action, formality or court intervention being required, on the date set out by the Investor in a valid Call Notice or failing which, upon issue of such Call Notice (the “Transfer of Title” and the day on which the Transfer of Title occurs the “Transfer Date”). The mere delivery by the Investor of a copy of the Call Notice to MPP Co shall be deemed to constitute a notification of the transfer of the Shares under the Call Option, to which the Parties specifically agree, and MPP Co shall record the transfer of the ownership of the Shares acquired under the Call Option from the relevant MPP Participant to the relevant Eligible Purchaser in its relevant books, registers and accounts on the Transfer Date without delay. MPP Co expressly agrees to and acknowledges the foregoing instruction by the Parties. The relevant Eligible Purchaser shall be deemed to be the legal and beneficial owner of the Shares under the Call Option from the Transfer Date with all rights attached thereto, including all dividends voted for and paid after such date.

The MPP Participant undertakes to perform all acts and make and receive all declarations deemed to be necessary or expedient by the Eligible Purchaser to fully effect, document and/or confirm the transfer of unencumbered title to his/her Shares to the Eligible Purchaser without undue delay.

Where required by the Investor, each other Party further undertakes to approve such transfer for the purposes of article 710-12 and subsequent of the Act.

7.4	Purchase Price and Payment

7.4.1	Subject to Section 7.7, if the Leaver’s Shares are purchased by an Eligible Purchaser due to:

(i)

a Bad Leaver Event (pursuant to Section 7.1.1 above), the purchase price for the Leaver’s Shares under the Call Option shall be the lower of the aggregate amount of the Investment made by the Leaver and the Fair Market Value of the Leaver’s Shares as of the date of issuance of the Call Notice; or

(ii)

an Intermediate Leaver Event (pursuant to Section 7.1.2 above), the purchase price for the Leaver’s Shares under the Call Option shall (x) from the date that Leaver became a party to this Agreement until the first anniversary of such date, be the aggregate amount of the Investment made by that Leaver and (y) following the first anniversary of the date that the Leaver became a party to this Agreement, be decided by the Remuneration Committee on an individual case by case basis (but shall not be less than the price payable under (i) above or higher than the price payable under (iii) below); or

(iii)

a Good Leaver Event (pursuant to Section 7.1.3 above), the purchase price for the Leaver’s Shares shall (x) from the date that Leaver became a party to this Agreement until the first anniversary of such date, be the aggregate amount of the Investment made by that Leaver and (y) following the first anniversary of the date that Leaver became a party to this Agreement, be the Fair Market Value of the Leaver’s Shares as of the date of issuance of the Call Notice,

(in each case the “Purchase Price”).

7.5	Tax Deductions

Any withholding tax and any employee and/or employer social security obligations that may apply to the Purchase Price for the Shares in the jurisdiction where the MPP Participant is or might be considered to be domiciled for taxation purposes may be deducted from the Purchase Price for the Shares and, in such case, shall be used to pay such withholding tax and any employee and/or employer social security obligations. The MPP Participant may request the disbursement of such withholdings as soon as it has become evident that such withholding tax and social security obligations will not have to be applied.

7.6	Payment of Purchase Price

7.6.1

Subject to Section 7.7, Section 7.6.2 and any restrictions contained in any financing document applicable and binding on MPP Co and/or any Group Company, the Purchase Price shall be paid out to the Leaver by bank transfer in Euros as follows:

(i)	in the case of a Bad Leaver, the total Purchase Price shall be paid by the Eligible Purchaser two months following the consummation of an Exit;

(ii)

in the case of an Intermediate Leaver, the total Purchase Price shall be paid by the Eligible Purchaser at such date(s) as the Remuneration Committee shall decide in each case (but not later than two months following the consummation of an Exit); and

(iii)

in the case of a Good Leaver, (a) a part of the Purchase Price equal to (x) the aggregate amount of the Investment paid by the Leaver minus (y) any dividend or other payments received or resolved to be made or paid on the Leaver’s Shares prior to the Transfer Date, shall be paid by the Eligible Purchaser within one month of the Transfer Date and (b) the balance of the Purchase Price shall be paid by the Eligible Purchaser two months following the consummation of an Exit, provided that if a Leaver has not notified the Eligible Purchaser of the bank account to which payment is to be made in good time, the relevant payment shall only become due 10 Business Days after such notification has been received by the Eligible Purchaser.

7.6.2	The Investor may (in its sole discretion) elect to allow the Eligible Purchaser to pay some or all of the Purchase Price payable to a Leaver sooner than the time periods set out in Section 7.6.1.

7.7	Welcome Period

Notwithstanding Section 7.4 and Section 7.6, if a MPP Participant who, at the date of this Agreement is already working for the Group, becomes a Leaver in the first six months following Closing, then the Purchase Price shall be an amount equal to (x) the aggregate amount of the Investment made by the Leaver minus (y) any dividend or other payments received or resolved to be made or paid on the Leaver’s Shares prior to the Transfer Date and such Purchase Price shall be paid by the Eligible Purchaser within one month of the Transfer Date.

8	DEFAULT

Where a MPP Participant defaults in the delivery, execution or filing of any documents as required under this Agreement or defaults in the making of any payment required under this Agreement, in full or in part, any voting rights and all other entitlements of the MPP Participant in relation to his/her Shares in MPP Co shall be suspended until such default is remedied to the reasonable satisfaction of the Investor (where capable of remedy).

9	TERM

9.1

This Agreement shall become effective on the date hereof and shall terminate on 31 December 2033, with automatic renewals for periods of five (5) years unless a notice of non- renewal is given by any of: (i) MPP Co, (ii) the MPP Participants, or (iii) the Investor, at least six (6) months in advance of the expiry of the relevant period, any such notice being without prejudice to the obligation of the Parties to observe and comply fully with this Agreement.

9.2

A MPP Participant who is no longer a holder of Ordinary Shares ceases to be a Party to this Agreement, provided however, that the MPP Participant’s (i) undertakings set out in Sections 11, 13 and 14 and (ii) rights to payment of the Purchase Price in accordance with Section 7 remain in force after such MPP Participant ceases to be a holder of Ordinary Shares.

10	COOPERATION UNDERTAKINGS

10.1

Subject to Section 10.4, each Party shall observe and comply fully with this Agreement and undertakes to exercise such Party’s rights to give full effect to the provisions of this Agreement, including to pass any shareholder resolutions and/or class consents (whether at a general meeting or by way of written shareholder resolutions) and to enter into and grant such proxies, consents to short notice, waivers of rights of pre-emption and other documentation as is required to implement any issue or transfer of Shares envisaged or permitted hereunder (including without limitation, to any Eligible Purchaser, Further MPP Participant, and/or Transferee permitted hereunder), or give effect to the rights set out in this Agreement, and in particular Clauses 3.3, 4.3.6, 5.1, 5.3, 5.4, 5.5, 6.3, 7, 10.2, 10.3 and 20.3 and Annex 6, in each case permitted or required by, and carried out in accordance with, the terms of this Agreement.

10.2

The Parties acknowledge that any transfer of Shares to third parties (i.e., persons who are not holders of Shares) permitted hereunder shall be made in accordance with the transfer conditions set forth under article 710-12 and subsequent of the Act. For the avoidance of doubt, the provisions set forth under article 710-12 and subsequent of the Act shall not apply for so long as any transfer of Shares to third parties is restricted in accordance with the terms hereof. Each MPP Participant hereby undertakes to vote, for the purposes of article 710-12 and subsequent of the Act, in favour of any such transfer permitted by this Agreement, in any general meeting of MPP Co or otherwise for the purposes of any shareholder resolutions of MPP Co.

10.3

Each Party (including each MPP Participant) further undertakes to cooperate with the Investor, and do all such things (including, to the extent applicable, exercising their voting rights as a securityholder in MPP Co and giving any class consents for the purposes of any relevant resolutions) and sign all such documents (including any amendments to this Agreement), as are necessary or useful to, upon proposal by the Board and subject to the Investor’s consent, give effect to:

10.3.1

any reorganisation of MPP Co by way of conversion, merger, transfer of all of MPP Co’s assets to another person, share exchange, or any equivalent arrangement, whether resulting in the transformation of MPP Co or the formation of a new entity in the Grand Duchy of Luxembourg or in a different jurisdiction, in case the number of shareholders of MPP Co exceeds or is expected to exceed the maximum number of shareholders permissible for a Luxembourg private limited liability company (société à responsabilité limitée); and/or

10.3.2

any subdivision, consolidation, or split or re-designation into one or more classes of the Shares or the share capital of MPP Co, in order to allow the transfer to, or subscription of Shares by, Further MPP Participants according to the terms of this Agreement,

(each, a “Permitted Reorganisation”), in each case provided that any Permitted Reorganisation is structured in such a way which is not materially and/or disproportionately adverse to the economic, tax or legal position of Party and further to the consummation of any Permitted Reorganisation, the MPP Participants are allotted interests in the MPP Co (or such other new entity) which are equivalent to their respective interests in MPP Co immediately prior to the Permitted Reorganisation.

10.4	The Parties acknowledge and agree that the MPP Co is bound by the SHA. In case of any discrepancies between this Agreement and the SHA, the SHA shall prevail.

11	Incorporation and Accession of Blackbird Holdco

11.1	It is intended that in connection with the Entity Swap, the Investor shall incorporate Blackbird Holdco under the laws of Jersey.

11.2

The Parties herewith irrevocably offer to Blackbird Holdco the unconditional right to accede to this Agreement following its incorporation. The Investor shall procure that, if the Entity Swap is implemented, Blackbird Holdco shall accept such offer and shall agree to assume all rights and obligations of the Investor hereunder (including any for prior breach). Upon Blackbird Holdco’s accession becoming effective, the Investor shall cease to have any rights and shall be released from all its obligations hereunder (including any for prior breach).

12	EXPENSES AND COSTS

12.1

Subject to Clause 12.3, the Parties shall procure that the costs and expenses of the Investor, CK, MPP Co and their respective advisers and managers (including legal, consulting and auditing fees and expenses, including any notarial and court or other similar fees, if any, and any VAT or equivalent thereto payable thereon) incurred in connection with the investment in MPP Co, including the structuring of the programme, the incorporation of MPP Co, the preparation of this Agreement and the transactions contemplated in them will be paid by such Group Company as may be nominated by the Investor insofar as legally permissible.

12.2	Subject to Clause 12.3, the Parties shall procure that any costs incurred by MPP Co shall be borne out of the assets of the Group.

12.3

The aggregate amount of all costs and expenses pursuant to Clause 12.1 and Clause 12.2 paid or borne by any Group Company shall reduce the aggregate amount of distributable proceeds available on an Exit and the amount of distributable proceeds available to any MPP Participant on an Exit shall be reduced pro rata to the number of Shares held by that MPP Participant accordingly.

13	CONFIDENTIALITY

The Parties undertake not to disclose the existence of this Agreement or to divulge any part of its contents to any third party:

13.1

other than: (i) as a result of the exercising of any rights under the Agreement to advisers retained by a Party; or (ii) if required to do so by law or regulation or legal process; or (iii) in connection with an Exit; or (iv) by the Investor to the FTP and/or a CPPIB Entity;

13.2	unless the relevant information is already in the public domain through no fault of the disclosing party.

14	RISK AND RESPONSIBILITY OF MPP PARTICIPANTS

14.1

None of the Investor, CPPIB, TCV, CK, MPP Co, any other direct or indirect shareholder of Sportradar Holding, any of the Group Companies, any of the Affiliates of any of the foregoing or any of their respective directors, offices, executives, employees, advisers or other representatives or agents (together, the “Other Investors”):

14.1.1	assume any liability for the development of the value or the taxation of the Shares or any proceeds thereof;

14.1.2

represent, warrant or guarantee any increase in value of the Shares. In particular, they do not warrant or guarantee that a MPP Participant will be able to redeem or sell his/her Shares for a profit (or at all); or

14.1.3	assume any liability for the treatment or taxation of the Shares or any assets or proceeds deriving directly or indirectly therefrom.

14.2

Each MPP Participant acknowledges and confirms that his/her Investment is voluntary. Each MPP Participant is further aware of the fact that he/she bears the risk of a full or partial loss of the value of the Shares and that in such case he/she will be obliged to fully repay any debt (if any) he/she may have incurred to finance the Investment. Each MPP Participant makes the Investment at his/her own risk and accepts responsibility accordingly.

14.3

Each MPP Participant acknowledges his/her responsibility to obtain his/her own legal and tax and investment advice before making the Investment. In particular, each MPP Participant acknowledges that he/she has not received any advice from either (i) any of the Other Investors (ii), any other MPP Participant, or any of their advisers, in relation to any aspect (including, but not limited to, tax and legal aspects) of the Investment. Each MPP Participant shall be responsible for the evaluation of the personal tax effects of his/her Investment and shall fulfil any legal obligations, especially review and disclosure of any information which may be relevant for the tax authorities with respect to proper taxation of his/her Investment.

14.4

Any taxes (including but not limited to corporate tax, withholding tax, capital gains tax, registration tax, withholding tax, trade tax and/or value added tax), social security obligations, duties or other expenses which may be incurred by the Investor and the Group Companies, MPP Co or a MPP Participant, in connection with the participation in MPP Co shall be borne by the relevant MPP Participant(s). Any taxes, corporate tax, withholding tax, social security obligations, duties or other expenses which may be incurred by MPP Co shall be borne by the MPP Participants in the ratio of their respective shareholding in MPP Co. Each MPP Participant shall be required to pay (or procure payment) to the competent tax authorities any supplementary taxes that he/she may from time to time owe (or which may be owed by his/her Investment Vehicle (if any)) in relation to MPP Co which may arise as a result of any tax audit or similar occurrence and shall be required to indemnify Sportradar Holding and its shareholders, the Group Companies, the Investor and MPP Co with regard to any corresponding liability of such entity vis-à-vis the tax authorities.

14.5	Each MPP Participant acknowledges and represents that he/she has been advised that:

14.5.1

the offer and sale of the Ordinary Shares and Preference Shares in MPP Co has not been registered under the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder, as the same may be amended from time to time (the “Securities Act”);

14.5.2

the Shares must be held indefinitely and the MPP Participant must continue to bear the economic risk of the Shares unless the offer and sale of such Shares are subsequently registered under the Securities Act and all applicable state securities laws or an exemption from such registration is available; and

14.5.3	there is no established market for the Shares and it is not anticipated that there will be any public market for the Shares in the foreseeable future.

14.6	Each MPP Participant represents and warrants that:

14.6.1

his/her financial situation is such that he/she can afford to bear the economic risk of holding the Shares for an indefinite period of time, has adequate means for providing for his/her current needs and personal contingencies, and can afford to suffer a complete loss of his/her Investment;

14.6.2	his/her knowledge and experience in financial and business matters are such that he/she is capable of evaluating the merits and risks of the Investment and/or the Shares;

14.6.3

he/she understands that the Investment in the Shares is a speculative investment which involves a high degree of risk of loss of his/her investment therein, there are substantial restrictions on the transferability of the Shares and, on the acquisition and for an indefinite period following the acquisition, there will be no public market for the Shares and, accordingly, it may not be possible for him/her to liquidate his/her Shares in case of emergency, if at all;

14.6.4

he/she understands and has taken due and thorough knowledge of all the risk factors related to the purchase of the Shares and, other than as set forth in this Agreement, no representations or warranties have been made to him/her or his/her representatives concerning the Investment or the Shares or their prospects or other matters;

14.6.5

he/she has been given the opportunity to examine all documents and to ask questions of, and to receive answers from the Investor and its representatives concerning MPP Co and its Affiliates, MPP Co’s organisational documents and the terms and conditions of the purchase of the Shares and to obtain any additional information which he/she deems necessary;

14.6.6	all information which he/she has provided to MPP Co and its representatives concerning him/her and his/her financial position is complete and correct as of the date of this Agreement; and

14.6.7	he/she is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act.

15	APPLICABLE LAW

This Agreement shall, at the exclusion of the UN Convention for the Sale of Goods and the rules on conflict of laws, be governed, construed and enforced in accordance with the laws of the Grand Duchy of Luxembourg.

16	DISPUTES

Any dispute arising out of or connected with this Agreement, including a dispute as to the validity, existence or termination of this Agreement or this Section 16 or any non-contractual obligation arising out of or in connection with this Agreement, shall be resolved by arbitration in the Grand Duchy of Luxembourg conducted in English by a single arbitrator pursuant to the rules of the International Chamber of Commerce, save that, unless the Parties agree otherwise, the arbitrator shall draw up, and submit to them for signature, the Terms of Reference within 21 days of receiving the file. The Terms of Reference shall not include a list of issues to be determined.

17	NOTICES

Any declaration, notice or other communication under the Agreement shall be made in the English language and in writing and shall be delivered personally against confirmation of receipt or sent by “registered mail return receipt requested” or by internationally recognised courier service or by email to the Parties at the following addresses:

17.1	Investor

Attn.	Jean-Christophe Gladek

Email:	jgladek@cppib.com

Address:	6, rue Eugene Ruppert

2453 Luxembourg

Grand Duchy of Luxembourg

With a copy to:	Hafiz Lalani

Email:	hlalani@cppib.com

Address:	6, rue Eugene Ruppert

2453 Luxembourg

Grand Duchy of Luxembourg

and

Attn.	General Counsel

Email:	legal@tcv.com

Address:	250 Middlefield Road

Menlo Park, CA 94025

United States of America

With a copy to:	Linklaters LLP

Attn.	Attn. Ben Rodham and Christopher Kellett

Email:	ben.rodham@linklaters.com and
christopher.kellett@linklaters.com

Address:	One Silk Street,

London EC2Y 8HQ,

United Kingdom

17.2	CK

Email:	c.koerl@sportradar.com

Address:	Steinweg 3c

9052 Niederteufen

Switzerland

With a copy to:	Brandl & Talos Rechtsanwälte GmbH

Attn.	Thomas Talos

E-mail:	talos@btp.at

Address:	Mariahilfer Strasse 116

1070 Vienna

Austria

17.3	MPP Co

Email:	LU-Blackbird@intertrustgroup.com

Address:	Slam InvestCo S.à r.l.

12C, rue Guillaume Kroll

L-1882 Luxembourg

Grand Duchy of Luxembourg

With a copy to:	Linklaters LLP

Attn.	Attn. Ben Rodham and Christopher Kellett

Email:	ben.rodham@linklaters.com and
christopher.kellett@linklaters.com

Address:	One Silk Street,

London EC2Y 8HQ,

United Kingdom

With a copy to:	CPP Investment Board Europe S.à r.l.

Attn.	Attn. Linda Du

Email:	lindadu@cppib.com and syan@cppib.com

Address:	10-12, Boulevard F.D. Roosevelt

Luxembourg L-2450

Grand Duchy of Luxembourg

17.4	Initial MPP Participants

Details as shown in Appendix A.

17.5	Further MPP Participants

Details as notified upon accession to the Agreement by each Further MPP Participant.

17.6	Any Party may change its address for the purpose of this Agreement by giving written notice of the change to the other Parties.

17.7	All notices, demands and other notifications sent by registered mail are deemed to have been received on the day noted on the attached return receipt as the date of receipt.

18	DATA PROTECTION

18.1

The Investor and MPP Co shall process personal data in accordance with the applicable data protection laws, including, but not limited to, the Regulation (EU) 2016/679 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data (the “GDPR”), as implemented into or complemented by the applicable national law (together, the “Data Protection Laws”). The terms “personal data”, “data subject”, “controllers, “processors”, “processing” and other data protection terms in this clause and in Annex 7 must be understood as defined in the Data Protection Laws.

18.2	Each MPP Participant acknowledges having read and understood the Privacy Notice attached as Annex 7 of this Agreement.

18.3

Where the MPP Participants are individuals, they shall be considered as “data subjects” under the Data Protection Laws. In such a case, each MPP Participant hereby represents and warrants that any personal data provided to the Investor, MPP Co, and the Group Companies is accurate.

18.4	Where the MPP Participants are legal persons providing the Investor, MPP Co, and/or the Group Companies with personal data relating to a data subject, the MPP Participants represent and warrant that:

(a)	any such personal data been lawfully collected and provided to the Investor, MPP Co, and/or the Group Companies;

(b)

they have informed the relevant data subjects about the processing of their personal data as required by the Data Protection Laws and, including by providing them with a copy of the Privacy Notice attached as Annex 7 of this Agreement;

(c)

where required by the Investor, MPP Co, or the Group Companies, they have obtained the valid consent of the data subjects for the processing of their personal data by the Investor, MPP Co, and/or the Group Companies; and

(d)

they shall reasonably assist the Investor, MPP Co, and/or the Group Companies in complying with their respective obligations under the Data Protection Laws, including the obligation to respond to requests from data subjects, to ensure the accuracy of the personal data and to notify personal data breaches.

19	TAX TREATMENT

19.1	Each of the Parties shall use commercially reasonable efforts to obtain a favourable tax ruling with respect to MPP Co with the cantonal tax authorities of St. Gallen, Switzerland.

19.2

If and to the extent the cantonal tax authorities of St. Gallen, Switzerland request amendments to this Agreement, the Parties shall discuss in good faith such amendments and, upon reasonable request of the Investor, the Parties shall do all necessary acts to amend this Agreement accordingly.

19.3

Notwithstanding anything in this Agreement, none of the Parties guarantees any tax treatment of any tax authority in relation to MPP Co or any MPP Participant or any direct or indirect Investment in MPP Co.

19.4	The Parties shall use reasonable efforts to ensure that MPP Co has sufficient business substance in Luxembourg for tax purposes, in particular for Luxembourg, Swiss, UK and German purposes.

20	MISCELLANEOUS PROVISIONS

20.1

If any provision of this Agreement should be or become, in whole or in part, invalid or impracticable, the validity or practicability of all other provisions or the valid or practicable portion of an invalid or impracticable provision of this Agreement shall not be affected thereby. To the extent to which it is legally possible, an arrangement appropriately reflecting the purpose and object of this Agreement shall be entered into to take the place of the invalid or impracticable provision. The foregoing applies equally to all gaps in this Agreement which may appear in the course of its implementation.

20.2	Any amendments to this Agreement, including any amendments of this provision, require the written form, unless a stricter form is mandatorily required by statutory law.

20.3

The Investor may amend this agreement and the Articles without the consent of, and upon notice setting out the amendments to, the other Parties, save that no amendment shall be made pursuant to this Clause 20.3 which would be materially and/or disproportionately adverse to the economic, tax or legal position of CK, MPP Co and/or the MPP Participants (and the Investor undertakes to CK, MPP Co and the MPP Participants not to make such amendments). Any amendments pursuant to this Clause 20.3 shall be for bona fide purposes and shall not be used to frustrate the rights of a particular Party or class of investor in MPP Co.

20.4

The Parties shall at all times use (or refrain from using) their voting and other rights in MPP Co, and shall take all other reasonable and lawful steps that are within their power to procure that full effect is given to the terms of this Agreement.

20.5

This Agreement shall inure to the benefit of, and be binding upon, the Parties hereto and, subject to the terms and conditions of this Agreement, the respective successors and assigns of the Parties. Except as expressly provided herein, no party shall transfer, assign or delegate any of the rights or obligations created under this Agreement, except however to the MPP Participant’s heirs who will be in the event of death of the MPP Participant fully substituted in the MPP Participant s rights and obligations under the Call Option, it being agreed that the Investor (or the Eligible Purchaser, as the case may be) shall not be obliged to proceed with the notification required under Article 877 of the Luxembourg Civil Code.

20.6

This Agreement supersedes all prior negotiations, discussions, communications, understandings and agreements between the Parties relating to the subject matter of this Agreement and all prior drafts of this Agreement. Nothing herein is intended to, nor shall it be deemed to, constitute between the Parties a partnership, joint venture or other joint undertaking. Except as provided herein, no Party hereto has, or shall be deemed to have any right or authority to act on behalf of any other party hereto as its agent or otherwise and, in particular, the liability of the Parties shall be several.

20.7

No delay by omission of any party in exercising any right, power, privilege or remedy under this Agreement shall operate to impair such right, power, privilege or remedy or be construed as a waiver thereof. Any single or partial exercise of any such right, power, privilege or remedy shall not preclude any other future exercise thereof or the exercise of any other right, power, privilege or remedy. The waiver, express or implied, by any party of any right under this Agreement or any failure to perform or breach by another party shall not constitute or be deemed to a waiver of any other right under this Agreement.

20.8

The Parties expressly acknowledge that the payment of damages shall not constitute sufficient remedy for any breach of obligations under this Agreement and/or any instrument or document entered hereunder or in connection with this Agreement. In particular, each MPP Participant hereby expressly agrees and acknowledges that it may not excuse itself of any obligation hereunder by paying damages and, to the maximum extent permitted by law, hereby waives the benefit of article 1142 of the Luxembourg Civil Code (however without prejudice to the right of any other Party hereunder to rely on such article in order to obtain remedy for any breach of obligations hereunder) with respect to the Call Option, any voting arrangement contained herein, and/or any other obligation to do (obligation de faire) or to abstain from doing something (obligation de ne pas faire) under this Agreement and/or any instrument or document entered hereunder or in connection with this Agreement. Each MPP Participant further acknowledges and agrees that the Investor and/or MPP Co may request the performance (execution forcée) of this Agreement (including without limitation, of the Call Option), including through legal recourse under summary proceedings (en référé) without prejudice to any other remedies to which they may be entitled, including the payment of damages. In addition, the Parties acknowledge and agree that any specific performance action (action en exécution forcée) in respect of this Agreement and/or any instrument or document entered hereunder or in connection with this Agreement will constitute an adequate and proportionate course of action.

20.9

Notwithstanding any other provision of this Agreement, the provisions of Annex 6 shall be incorporated and apply to this Agreement. The Parties shall co-operate to ensure the principles of this Section 20.9 are given effect.

Signed on the date set forth on the cover page in four (4) originals by:

Blackbird HoldCo S.a r.l

By /s/ Hafiz Lalani

Name: Hafiz Lalani

Title : Authorised Signatory

[Signature Page to Management Participation Program Agreemenij

Slam lnvestCo S.a r.l.

By /s/ Godfrey Abel

Name: Godfrey Abel

Title: Authorised Signatory

[Signature Page to Management Participation Program Agreement]

Appendix A

List of MPP Participants with Details

Name	Surname	Private Address	Date of Birth	Details on Investment Vehicle as applicable

Annex 1

Capital Structure of MPP Co

Shareholders	Shares		BCs		BC voting matters
	#	%	#	%	#	%
Blackbird HoldCo (class A)	1,200,000	82.96	0	0.00	1,200,000	34.82
MPP Participants (class B)	246,500	17.04	0	0.00	246,500	7.15
FTP	0	0.00	2,000,000	100.00	2,000,000	58.03

Total	1,446,500	100	2,000,000	100	3,446,500	100

Annex 2

Articles of Incorporation of MPP Co

Annex 3

Certificates Purchase Agreement

Annex 4

Shares of MPP Participants and other investors in MPP Co

MPP Participant	Ordinary Shares EUR	Premium on Ordinary Shares EUR	Total Investment EUR
MPP Participants	2,465	17,252,535	17,255,000

Investing entity	Preferred Shares EUR	Premium on Preferred Shares EUR	BCs EUR	Total Investment EUR
Investor	12,000	0	0	12,000
FTP	0	0	200	200

Annex 5

Form of Deed of Undertaking

Annex 6

30% Rule Provisions

1

Notwithstanding any other provision of this Agreement, no CPPIB Entity shall be required or permitted to make any investment in MPP Co and/or any Group Company, or take any action or step, or to cause any other person to take any action or step, that would be reasonably expected to cause any such CPPIB Entity to be in breach of or to contravene the 30% Rule.

2

The Parties will co-operate with the relevant CPPIB Entities to assist the CPPIB Entities to comply with the 30% Rule in relation to their investment in MPPCo (including any additional investments following the date hereof). In furtherance of the foregoing, each MPP Participant and MPP Co agrees to take (or omit to take) any action or step reasonably requested by any CPPIB Entity, including a change in the authorised capital of MPP Co or the authorised number of BCs, the issuance or transfer of BCs to any FTP, and/or any amendment of the Articles, that is necessary to avoid any breach or potential breach of the 30% Rule, including those arising in connection with the potential exercise of any rights under this Agreement.

3	The Parties agree that the BCs may be transferred to and from the FTP and other person that becomes an FTP.

4	In this Agreement:

“30% Rule” means those restrictions set out in Section 13 of the Canada Pension Plan Investment Board Regulations, SOR/99-190, that prohibit CPPIB from investing, directly or indirectly, in the securities of a corporation to which are attached more than 30 per cent. of the votes that may be cast to elect or remove the directors of that corporation, including any amendment or replacement of that rule;

“CPPIB Entity” means CPPIB and any subsidiary thereof (including, for the avoidance of doubt, the Investor); and

“FTP” means each person that holds BCs in order to comply with the 30% Rule, in each case, over which a CPPIB Entity is entitled to direct the exercise of the votes attached to such BCs and to direct the transfer of such BCs.

Annex 7

Privacy Notice

INTRODUCTION

This Privacy Notice explains how the Investor, MPP Co, and the Group Companies (“we” or “us”) collect, share or otherwise process the personal data of (prospective) MPP Participants or beneficial owners who are individuals (“you”).

We are committed to handling information about you responsibly and we would like to let you know that your privacy is important to us. Your personal data shall only be processed in accordance with the applicable data protection law, and in particular the General Data Protection Regulation (the “GDPR”).

This Privacy Notice provides information about what personal data we collect about you, the purposes for which we may use these data, and the circumstances in which these data may be disclosed to third parties or transferred to third countries. This Privacy Notice also explains your rights as a data subject.

IMPORTANT REMARK

Please note that your personal data are necessary for us to be able to perform our contractual obligations or to comply with applicable laws.

WHICH PERSONAL DATA DO WE COLLECT ABOUT YOU?

We will only collect and process identification data (e.g. your name, profession, address, date of birth) as well as personal data as may have a bearing on your participation, or the acquisition, the holding or the Disposal of Shares and any substitute therefor (e.g. your bank account details and the number of shares that you hold).

WHY DO WE COLLECT YOUR PERSONAL DATA?

Your personal data may be processed for the following purposes (the “Purposes”):

a)	for assessing your qualification as an MPP Participant;

b)	for managing your Investment;

c)	for maintaining the register of Shares and MPP Participants, and other registers mandatory to be kept by law;

d)	for communicating with you or your representative(s) as necessary in connection with your affairs and generally in connection with your Investment;

e)

for complying with our regulatory, fiscal, tax information reporting, anti-trust, anti-money laundering and terrorist financing and other legal, regulatory and contractual obligations (our “Regulatory Requirements”);

f)	for internal administration;

g)	for detecting or preventing fraud;

h)

for protecting or defending our assets and interests, as well as the interests and assets of our affiliates, including in the context of the establishment, exercise or defence of a legal claim, and assessing compliance with contractual arrangements.

WHAT ARE THE LEGAL GROUNDS OF THE PROCESSING?

We only process your personal data when we have a lawful ground to do so. In particular, the processing of your personal data is based on the following legal grounds:

1)	processing is necessary for the performance of our contractual obligations and the exercise of our contractual rights;

2)	processing is necessary for compliance with our legal obligations (including Regulatory Requirements);

3)	processing is necessary for the performance of a task carried out in the public interest, such as anti-money laundering or fraud prevention; and

4)	processing is necessary for the purposes of our legitimate interests to ensure the proper administration, management, promotion and protection of our activities or assets.

WITH WHOM DO WE SHARE YOUR PERSONAL DATA?

In order to achieve the above-specified Purposes, we may have to disclose your personal data to third parties (the “Recipients”), and in particular:

1)	our respective shareholders and corporate bodies (and the members thereof) as well as all advisors, agents, employees or executives thereof, and other MPP Participants;

2)	our appointed legal and professional advisors and auditors;

3)	our support service providers, such as our IT service provider, engaged for the maintenance of our IT systems, software and business applications.

We will undertake reasonable efforts to ensure that all these Recipients have committed themselves to confidentiality or are under an appropriate statutory obligation of confidentiality under reasonable terms, but will bear no responsibility for breaches of their respective obligations.

Finally, please note that we may also be obliged to share some of your personal data with the competent governmental or regulatory authorities or agencies, such as but without limitation the Luxembourg Register of Trade and Companies (RCS).

3. CROSS-BORDER TRANSFERS OF PERSONAL DATA

Some of the above-mentioned Recipients may be situated or operating in territories outside the European Economic Area (EEA), including in countries which do not ensure an adequate level of data protection (“Non-adequate Countries”). In the case of a transfer of personal data to a Non- adequate Country, we will implement appropriate safeguards in accordance with article 46 of the GDPR, in order to ensure that your rights as a data subject are complied with and that effective legal remedies are available. In particular, where appropriate, we will enter into the standard data protection clauses adopted by the European Commission. You may obtain a redacted copy of such appropriate safeguards upon request.

In the absence of appropriate safeguards, we will not transfer your personal data towards a Non- adequate Country, unless a specific derogation applies in the sense of article 49 of the GDPR. In particular, where appropriate, we may request your explicit consent with respect to the transfer of your personal data towards a Non-adequate Country. Such request for consent will be addressed to you separately, in a clear manner and prior to the transfer.

4. RETENTION OF PERSONAL DATA

Your personal data shall be stored for no longer than necessary in relation to the above specified Purposes. After that period, your personal data will be erased or anonymised, unless a longer storage period is required by law, or unless your personal data are still necessary for us or for one of our affiliates in the context of the establishment, exercise or defence of a legal claim.

5. YOUR RIGHTS

As a data subject, you have certain rights in relation to your person data. In particular, you may be given access to your personal data, obtain a copy of your personal data, require their rectification or erasure and/or exercise your right to data portability, within the limits set in the data protection laws. You may also object to, or request restriction of, the processing in accordance with and within the limits set in the data protection laws.

When the processing of your personal data is based on your consent, you also have the right to withdraw that consent at any time.

Before responding to a request in relation to the exercise of one of the above-mentioned rights, we may have to first verify your identity and the rightfulness of your claim or request.

Please note that you also have the right to lodge a complaint with the competent supervisory authority in case you consider that we have infringed data protection laws (in Luxembourg, the Commission Nationale pour la Protection des Données).

6. ENQUIRIES

If you have any requests or questions in relation to the processing of your personal data, please contact us at LU-Blackbird@intertrustgroup.com (with a copy to: ProjectBlackbird@Linklaters.com, syan@cppib.com and lindadu@cppib.com).

7. CHANGES TO THIS PRIVACY NOTICE

We reserve the right to amend this Privacy Notice from time to time. A copy of the revised Notice will be made available to you in accordance with Section 17 of this Agreement.

AMENDMENT TO

MANAGEMENT PARTICIPATION PROGRAM AGREEMENT

This Amendment (the “Amendment”) to that certain Management Participation Agreement (the “MPP Agreement”) dated as of May 6, 2019 by and among Blackbird Holdco Ltd., a registered private company organized under the laws of Jersey (“Investor”), Slam InvestCo S.à.r.l., a private limited liability company organized under the laws of Luxembourg (“MPPCo”) and the MPP Participants is hereby made and agreed to by and among the Investor, MPPCo and the undersigned MPP Participants as of the date(s) set forth on the signature pages hereto. Capitalized terms used but not defined herein have the same meanings as in the MPP Agreement.

RECITALS

WHEREAS, the Investor, MPPCo and the undersigned MPP Participants desire to clarify and confirm the rights of MPP Participants under the MPP Agreement in connection with an initial public offering or business combination transaction with a special purpose acquisition company.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

AMENDMENT

Section 1.1. Amendment to Section 1.1 of the MPP Agreement. The definitions of IPO and Investment Bank are amended in their entirety to read as follows:

“IPO” means (i) the listing of the shares of Sportradar Holding or any other Group Company or other entity (including any newly formed parent company) holding directly or indirectly all or substantially all of the assets of the Group (any such entity, a “Sportradar Entity”) on a stock exchange or other authorised marketplace for public trading in shares, or (ii) the consummation of any merger or other business combination transaction between a Sportradar Entity and a special purpose acquisition company or similar entity (or affiliate thereof), following which the shares of the Sportradar Entity or the shares of such special purpose acquisition company or similar entity are listed on a stock exchange or other authorised marketplace for public trading in shares, provided that, in either case, some of the shares listed in connection with such a listing are sold to one or more Third Party Purchasers.

“Investment Bank” means, as applicable, (i) the investment bank or group of investment banks carrying out the IPO pursuant to Section 5.3 or any related transactions, and (ii) the special purpose acquisition company or similar entity or counterparty (or sponsor thereof) in an IPO transaction involving such an entity.

Section 1.2. Amendment to Section 5.3 of the MPP Agreement. The following terms and conditions are added and shall be deemed incorporated into Section 5.3 of the MPP Agreement and shall control over any conflicting provision of the MPP Agreement (including Section 5.3.2 and Section 7.1.5):

(a)    Upon the occurrence of an IPO, unless otherwise determined by the Investor, the MPP Participants will receive only shares of the listed company (the “IPO Issuer”) in exchange for their Shares (the “IPO Exchange”), which shares of the IPO Issuer will, as of the date of the IPO, with respect to a portion thereof be unvested and subject to forfeiture as set forth herein and will vest in accordance with the vesting schedule set forth below.

(b)    The shares of the IPO Issuer received by the MPP Participants in connection with the IPO Exchange (the “IPO Issuer Shares”) will (except as may otherwise be set forth in a separate written agreement between an MPP Participant and MPPCo addressing the post-IPO vesting of IPO Issuer Shares) vest (i) as to the Initial Vesting Tranche of the IPO Issuer Shares, on the date the IPO is consummated (the “IPO Date”), and (ii) as to the remainder of the IPO Issuer Shares, in equal annual installments on December 31 of each year (each an “Annual Vesting Date”) with (A) the first installment vesting on December 31 of the year following the year in which the IPO occurs (the “First Annual Vesting Date”), (B) the last installment vesting on December 31, 2024 (the “Last Annual Vesting Date”) and (C) the number of annual installments being equal to the number of Annual Vesting Dates. For purposes of the foregoing, the percentage of each MPP Participant’s IPO Issuer Shares in the “Initial Vesting Tranche” shall be equal to 35% if the IPO occurs in 2021; 53% if the IPO occurs in 2022; and 71% if the IPO occurs in 2023. Notwithstanding anything herein to the contrary, if the IPO occurs in 2024, the IPO Issuer Shares will be 88% vested upon the IPO Date and the remainder of the IPO Issuer Shares will vest on December 31, 2024. Exhibit A attached hereto sets out certain examples implementing the foregoing vesting schedule.

(c)    In addition to the restrictions that may be imposed upon MPP Participants’ IPO Issuer Shares under Section 5.3.3 and the other provisions of the MPP, the MPP Participants will not be permitted at any time to Dispose of any unvested IPO Issuer Shares (other than as may be permitted under Section 4.3 of the MPP Agreement). For the avoidance of doubt, only IPO Issuer shares that are vested are eligible to be Disposed of pursuant to Section 5.3.2 of the MPP Agreement.

(d)    If a Leaver Event (other than a Good Leaver Event) occurs with respect to an MPP Participant, then all of the MPP Participant’s IPO Issuer Shares that are unvested as of the date of the Leaver Event will be subject to repurchase, at the election of the IPO Issuer, by the IPO Issuer (or, if determined by the IPO Issuer, the Investor or any other person or entity designated by the IPO Issuer) for an amount in cash equal to the excess, if any, of (A) the amount the MPP Participant paid to purchase the MPP Participant’s Shares in MPPCo over (B) the sum of (i) all cash previously received by the MPP Participant in respect of the MPP Participant’s participation in the MPP Agreement (including any cash received in connection with an IPO and any sale proceeds of any vested IPO Issuer Shares) and (ii) the fair market value at the time of such repurchase of any vested IPO Issuer Shares held by the Participant (including IPO Issuer Shares that the Issuer may determine in its discretion not to repurchase). If there is no excess, then such repurchase shall be for zero (or, to the extent required by law, nominal) consideration. Notice of repurchase, if any, shall be given in writing within one hundred eighty days after the date of the Leaver Event and any unvested IPO Issuer Shares not repurchased shall become fully vested at the end of such one hundred eighty-day period.

(e)    If a Good Leaver Event occurs with respect to an MPP Participant after the occurrence of an IPO, then such MPP Participant’s IPO Issuer Shares shall immediately thereupon be considered fully vested.

(f)    Notwithstanding anything herein or in the MPP Agreement to the contrary, following the occurrence of an IPO, the circumstances described in Section 7.1.3(v) shall not constitute a Leaver Event or a Good Leaver Event for any purpose under the MPP Agreement or this Amendment.

(g)    In the event that the vesting of IPO Issuer Shares results in a tax withholding obligation for the IPO Issuer (or subsidiary thereof) as a result of an MPP Participant incurring compensation income or similar taxes associated with the value of the IPO Issuer Shares at the time of vesting (excluding, for the avoidance of doubt, taxes arising as a result of a sale of IPO Issuer Shares by an MPP Participant), then the MPP Participant and the IPO Issuer shall reasonably cooperate to make arrangements for the satisfaction of all such tax withholding amounts (the “Tax Amounts”) and the MPP Participant will remit a sufficient portion of any sale proceeds from the Transfer of IPO Issuer Shares to the IPO Issuer (or applicable subsidiary) to satisfy such Tax Amounts (which amounts, for the avoidance of doubt, will be paid over to the relevant taxing authorities). In the event the MPP Participant is not permitted at such time to Transfer a sufficient portion of the MPP Participant’s IPO Issuer Shares to satisfy the Tax Amounts, the IPO Issuer or one of its subsidiaries will take such actions as are necessary in the reasonable determination of the IPO Issuer to provide an appropriate liquidity mechanism to the MPP Participant, in respect of such MPP Participant’s IPO Issuer Shares, for the satisfaction of the Tax Amounts, which may, in the reasonable discretion of the IPO Issuer, be in the form of a loan, repurchase, net settlement or other applicable process as determined by the IPO Issuer, subject in all respects to compliance with laws, regulations, securities exchange listing standards and contractual obligations applicable to the IPO Issuer and its subsidiaries.

(h) The MPP Participants must, upon request in connection with an IPO, enter into any agreements requested by the IPO Issuer that are reasonably necessary to give effect to the terms set forth herein.

Section 1.3. General Provisions.

(a) Miscellaneous. The provisions of Sections 15, 16, 17 and 20 shall be deemed incorporated herein and this Amendment shall be subject to such provisions.

(b) Counterparts. This Amendment may be executed in any number of multiple counterparts (including facsimile or electronic counterparts), all of which together shall constitute a single instrument.

(c) No Other Amendments. Except as expressly amended or modified hereby, the terms and conditions of the MPP Agreement shall continue in full force and effect.

(d) References to the MPP Agreement. Each reference to the MPP Agreement, “hereof’, “hereunder”, “herein” and “hereby” and each similar reference or cross-reference to sections contained in the MPP Agreement shall refer to the MPP Agreement as amended hereby, except where the context otherwise requires.

[Signature page follows.]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Amendment:

BLACKBIRD HOLDCO S.À.R.L.

By:	/s/ Hafiz Lalani /s/ John Doran
Name:	Hafiz Lalani & John Doran
Title:	Authorized Signatories

SLAM INVESTCO S.À.R.L.

By:	/s/ Jean-Christophe Gladek /s/ Godfrey Abel
Name:	Jean-Christophe Gladek & Godfrey Abel
Title:	Authorized Signatories

[Additional Signatures Follow]

MPP PARTICIPANT

By:	/s/ Authorized Signatory
Authorized Signatory

EXHIBIT A

Vesting Examples

The following examples illustrate the intended vesting schedule set forth in Section 1.2(b). All examples assume the MPP Participant’s initial entry into the MPP Agreement occurred in May 2019:

1.	Assume the IPO is consummated in 2021:

Vesting Date	Percentage of IPO Issuer Shares Vesting	Cumulative Percentage of IPO Issuer Shares Vested
IPO Date	35%	35%
December 31, 2022	22%	57%
December 31, 2023	22%	79%
December 31, 2024	21%	100%

2.	Assume the IPO is consummated in 2022:

Vesting Date	Percentage of IPO Issuer Shares Vesting	Cumulative Percentage of IPO Issuer Shares Vested
IPO Date	53%	53%
December 31, 2023	24%	77%
December 31, 2024	23%	100%

3.	Assume the IPO is consummated in 2023:

Vesting Date	Percentage of IPO Issuer Shares Vesting	Cumulative Percentage of IPO Issuer Shares Vested
IPO Date	71%	71%
December 31, 2024	29%	100%

4.	Assume the IPO is consummated in 2024:*

Vesting Date	Percentage of IPO Issuer Shares Vesting	Cumulative Percentage of IPO Issuer Shares Vested
IPO Date	88%	88%
December 31, 2024	12%	100%

*	IPO Issuer Shares are 100% vested if the IPO occurs on or after December 31, 2024.